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                    EXHIBIT 99.5: FORM OF LETTER TO BROKERS.

                              BIONX IMPLANTS, INC.
                            1777 Sentry Parkway West
                             Gwynedd Hall, Suite 400
                          Blue Bell, Pennsylvania 19422

                             _____________ ___, 1999

To:  Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Bionx Implants, Inc. ("Bionx") of an aggregate of _________ shares of Common Stock, par value $.0019 per share ("Common Stock"), of Bionx, at a subscription price of $___ per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on _______ __, 1999 ("Subscription Rights"), to all holders of record of shares of Bionx's Common Stock as of the close of business on ___________ __, 1999 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (subject to proration if necessary). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0._____ of a Subscription Right for each share of Common Stock owned by such beneficial owner on the record date. Stockholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the nearest full Subscription Right.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

       Enclosed are copies of the following documents:

       1.     Prospectus;

       2.     Form of Letter from Bionx to its Stockholders;

       3.     Instructions for Use of Bionx Implants, Inc. Subscription
              Certificates;

       4.     Form of Notice of Guaranteed Delivery; and

       5.     Return envelope addressed to StockTrans, Inc., as Subscription
              Agent.

       Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Eastern Standard Time, on ________ __, 1999 (as it may be extended, the "Expiration Date").

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

Additional copies of the enclosed materials may be obtained by contacting Drew Karazin, Vice President-Finance, at 215-643-5000.

                                         Sincerely,


                                         ---------------------------------------
                                         Gerard Carlozzi, President and CEO